As filed with the Securities and Exchange Commission on June 3, 2010

Registration No. 333-165888

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MSCI Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		13-4038723
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
88 Pine Street New York, NY 10005 (212) 804-3900
(Address of Principal Executive Offices)

RISKMETRICS GROUP, INC. 2000 STOCK OPTION PLAN

RISKMETRICS GROUP, INC. 2004 STOCK OPTION PLAN

INSTITUTIONAL SHAREHOLDER SERVICES HOLDINGS, INC. EQUITY INCENTIVE PLAN

RISKMETRICS GROUP, INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN
(each as amended from time to time)
 (Full Titles of the Plan(s))

Frederick W. Bogdan General Counsel MSCI Inc. 88 Pine Street New York, NY 10005
(Name and Address of Agent for Service)

(212) 804-3990
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Jean M. McLoughlin Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock of MSCI, par value $0.01 per share, to be issued under the RiskMetrics Group, Inc. 2000 Stock Option Plan (3)	543,558	(2)	(2)	(2)
Class A Common Stock of MSCI, par value $0.01 per share, to be issued under the RiskMetrics Group, Inc. 2004 Stock Option Plan (3)	1,274,978	(2)	(2)	(2)
Class A Common Stock of MSCI, par value $0.01 per share, to be issued under the Institutional Shareholder Services Holdings, Inc. Equity Incentive Plan (3)	3,270	(2)	(2)	(2)
Class A Common Stock of MSCI, par value $0.01 per share, to be issued under the RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan (4)	2,435,973	(2)	(2)	(2)
Total Shares	4,257,779

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock, par value $0.01 per share, of the Registrant (“Common Stock”) to be registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued under the plans to prevent dilution by reason of any stock dividend, stock split, or similar transactions.

(2)
This Post-Effective Amendment No. 1 covers shares of Common Stock that were originally registered on the Registrant’s registration statement on Form S-4 (File No. 333-165888), as amended by Amendment No. 1 to Form S-4 registration statement.  All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

(3)	Represents shares issuable pursuant to outstanding options under the respective incentive plans.

(4)	Represents shares issuable pursuant to outstanding options and restricted shares issued under the RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan.

PART I

This Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 registration statement is filed by MSCI Inc. (the “Company” or the “Registrant”), and relates to a total of 4,257,779 shares of Common Stock, all of which were originally registered by the Registrant on the Form S-4 registration statement filed on April 2, 2010, as amended by Amendment No. 1 to the Form S-4 registration statement filed by the Registrant on April 27, 2010 (the date on which the Form S-4 became effective).

In connection with the merger (the “Merger”) of Crossway, Inc., a wholly-owned subsidiary of the Registrant (the “Merger Sub”), with and into RiskMetrics Group, Inc. (“RMG”) pursuant to the Agreement and Plan of Merger dated as of February 28, 2010 (the “Merger Agreement”) among the Registrant, RMG and the Merger Sub, options and other equity awards based on, measured by or payable in common stock of RMG granted under the plans and outstanding at the effective time of the merger will be converted into corresponding awards covering the Class A Common Stock of the Registrant.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I have been delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009;

(b)   All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of the form referred to in (a) above; and

(c)   The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form S-4 (File No. 333-165888), including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Delaware law and MSCI’s amended and restated certificate of incorporation and amended and restated bylaws, referred to as the MSCI charter and MSCI bylaws, respectively, related to indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, Articles 8 and 9 of the MSCI charter and Section 6.07 of the MSCI bylaws.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and individuals) may be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The MSCI charter and MSCI bylaws provide that MSCI will indemnify to the fullest extent permitted by the DGCL, and any other laws in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of MSCI or a director or officer of a subsidiary of MSCI; provided that MSCI will indemnify such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted in the MSCI charter and MSCI bylaws.

Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. The MSCI bylaws provide that MSCI will advance expenses incurred by any person who may seek indemnification under the MSCI bylaws in defending any threatened or pending action, suit or proceeding in advance of its final disposition upon receipt of an undertaking to repay such amounts (unless the MSCI board of directors waives the requirement to the extent permitted by applicable law) if it is ultimately determined that the indemnified person is not entitled to indemnification.

The MSCI charter and the MSCI bylaws provide that no amendment or repeal of the provisions of the MSCI charter and the MSCI bylaws relating to indemnification and the advancement of expenses, nor to the fullest extent permitted by applicable law, any modification of law, will adversely affect any right or protection existing at, or with respect to any events that occurred prior to, such amendment, repeal or modification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The MSCI charter provides that, to the fullest extent permitted by Delaware law, no director will be liable to MSCI or its stockholders for monetary damages for breach of fiduciary duty as a director. The MSCI charter additionally provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of MSCI will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

The Merger Agreement provides that, for the later to occur of (i) six years following the completion of the Merger and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation with respect to an act or omission referred to below, RMG (as the surviving corporation in the Merger) will (and the Registrant will cause RMG to) indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of RMG in respect of acts or omissions occurring at or prior to the completion of the Merger to the fullest extent permitted by DGCL or any other applicable law or provided under RMG certificate of incorporation and bylaws in effect on the date of the Merger Agreement or indemnification agreements with directors of RMG in effect on the date of the Merger Agreement.  MSCI and RMG have further agreed that, for a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of RMG (as the surviving corporation in the Merger) will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the RMG certificate of incorporation and bylaws as of the date of the Merger Agreement.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase or maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agents of any other enterprise, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

MSCI maintains standard policies of insurance that insure directors and officers of MSCI against liability asserted against such persons, whether or not such directors or officers have the right to indemnification pursuant to the MSCI charter, the MSCI bylaws or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the third day of June, 2010.

MSCI INC.

By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this third day of June, 2010 by the following persons in the following capacities.

Signature	Title	Date

*	Chief Executive Officer, President and Director	June 3, 2010
Henry A. Fernandez	(Principal Executive Officer)

*	Chief Financial Officer	June 3, 2010
David Obstler	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 3, 2010
Benjamin F. duPont

*	Director	June 3, 2010
Alice W. Handy

*	Director	June 3, 2010
Catherine Kinney

*	Director	June 3, 2010
Linda H. Riefler

*	Director	June 3, 2010
George W. Siguler

*	Director	June 3, 2010
Scott M. Sipprelle

*	Director	June 3, 2010
Rodolphe M. Vallee

*By:	/s/ Frederick W. Bogdan
Frederick W. Bogdan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of MSCI Inc. (incorporated herein by reference to Exhibit 3.1 to MSCI Inc.’s Annual Report on Form 10-K for the year ended November 30, 2007)

4.2	Amended and Restated By-laws of MSCI, Inc. (incorporated herein by reference to Exhibit 3.2 to MSCI Inc.’s Annual Report on Form 10-K for the year ended November 30, 2007)

5	Opinion of Davis Polk & Wardwell

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of MSCI Inc.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5)

24	Powers of Attorney

99.1	RiskMetrics Group, Inc. 2000 Stock Option Plan

99.2	RiskMetrics Group, Inc. 2004 Stock Option Plan

99.3	Institutional Shareholder Services Holdings, Inc. Equity Incentive Plan

99.4	RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan